Filed pursuant to Rule 433
Registration No. 333-132201
13-July-06


Toyota Motor Credit Corp

 REVISED Final Term Sheet

Agent:HSBC Securities (USA) Inc.



Structure:366 day Floating Rate Medium Term Notes
Ratings:Aaa/AAA
Pricing Date:July 13,2006

Interest Accrual Date:July 18, 2006
Settlement Date:July 18, 2006
Maturity Date:July 19.2007
Form of Note:Senior Notes
Form of Offering:SEC Registered Medium Term Notes
CUSIP:89233PYS9




Transaction Details

Principal Amount:$100,000,000

Pricing Benchmark: Fed Funds Same Day Effective Rate + 4bps

Reoffer Yield:Fed Funds Same Day Effective Rate + 4bps

Interest Rate Source:Fed H15 /Bloomberg FEDL01

Price to Investor:100.000%

Gross Fees:m0.01%

All-In Price to Issuer:99.99%

Net Proceeds:$99,990,000


Interest Reset:Daily, using Friday's rate for the weekend


Interest Calculation:Daily average on a weighted basis with a 2 business day cutoff prior to interest payment date


Interest Pay Frequency:Quarterly

First Payment Date:October 19,2006


Interest Payment Dates:Quarterly on the 19th, October,
Jan, April, July

Day Count:Actual/360

Day Count Convention:Following, Adjusted

Minimum Denominations:$1,000 and integral multiples of $1,000 thereafter




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.